Exhibit 99.2

For Immediate Release

Socket Communications Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli, Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 744-2735	(323) 468-2300
dave@socketcom.com	sckt@mkr-group.com

Editorial Contact:
Theresa Chavez
Ketchum
(415) 984-6138
Theresa.chavez@ketchum.com

Socket Communications Receives Letter from Nasdaq Citing Non-Compliance with Minimum Bid Price Rules

NEWARK, Calif., - December 14, 2006 - Socket Communications, Inc. (NASDAQ: SCKT), reported today that the Company received a letter on December 11, 2006 from the Listing Qualifications Department of The Nasdaq Stock Market indicating that the Company fails to comply with the minimum bid price requirement for continued listing on the Nasdaq Global Market Exchange set forth in Marketplace Rule 4450(a)(5), as the Company's common stock had closed below the minimum $1.00 per share requirement for 30 consecutive business days.

The Company can regain compliance if, at any time before June 11, 2007, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. In the interim period, the Company's common stock will continue to trade on the Nasdaq Global Market Exchange. If compliance with Marketplace Rule 4450(a) cannot be demonstrated by June 11, 2007, the Company would expect the staff of the Nasdaq Stock Market Listing Qualifications department (the "Staff") to deliver a written notification that the Company's securities will be delisted (a "Delisting Notice"). If the Company receives a Delisting Notice, the Company may appeal the Staff's determination to delist its securities to a Listing Qualifications Panel. Alternatively, the Company may consider applying to transfer its securities to The Nasdaq Capital Market, if the Company satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement. If the Company meets the initial listing criteria and its application is approved, the Staff will notify the Company that it has been granted an additional 180-calendar day compliance period in order to regain compliance with the minimum bid price requirement while on The Nasdaq Capital Market.

About Socket Communications

Socket Communications develops and distributes a broad range of data collection and network connectivity products for mobile devices such as PDAs, Smartphones and tablet PCs. Working collaboratively with mobile solutions from leading Strategic Vertical Integrators, world-class third party software developers and OEMs, Socket Mobility Friendly® products drive operational efficiencies, increase mobile workforce productivity, boost corporate performance and improve customer satisfaction. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or http://www.socketcom.com/.

Socket is a registered trademarks of Socket Communications, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2006, Socket Communications, Inc. All rights reserved.

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